Exhibit 99.1
                          Ben & Jerry's Homemade, Inc.
                               30 Community Drive
                         South Burlington, Vermont 05403

                        Notice of Automatic Conversion of
                 Class B Common Stock into Class A Common Stock

                                  May 15, 2000

To Holders of Record of Ben & Jerry's Homemade, Inc. Class B Common Stock:

     Pursuant to the Agreement and Plan of Merger, dated as of April 11, 2000, among Conopco, Inc., Vermont All Natural Expansion Company and Ben & Jerry's Homemade, Inc. (the "Company"), the Board of Directors of the Company has authorized the conversion of all outstanding shares of the Company's Class B Common Stock into shares of the Company's Class A Common Stock on a share-for-share basis in accordance with the Company's Amended Articles of Association. The date fixed for conversion is May 25, 2000.

     From and after May 25, 2000, each outstanding share of the Company's Class B Common Stock will automatically be deemed to be a share of the Company's Class A Common Stock for all purposes.

     No action is required on your part as a result of this Notice. Your Class B Common Stock Certificate will evidence your ownership of an equivalent number of shares of Class A Common Stock from and after the conversion date.

     This Notice of Conversion will not affect your right to receive $43.60 for each properly tendered share of Class B Common Stock.

     If you have any questions concerning the conversion of your shares of Class B Common Stock, please contact the Company's Transfer Agent, American Stock Transfer & Trust Company at (718) 921-8259.

                                                    Ben & Jerry's Homemade, Inc.